Exhibit 99.2

INOVIO PHARMACEUTICALS, INC.

STOCK OPTION GRANT NOTICE

(2022 INDUCEMENT PLAN)

Inovio Pharmaceuticals, Inc. (the “Company”) (the “Company”), pursuant to the Company’s 2022 Inducement Plan (the “Plan”), has granted to you (“You,” or “Optionholder”) an option to purchase the number of shares of the Common Stock set forth below (the “Option”). Your Option is subject to all of the terms and conditions as set forth herein, in the Plan, the Stock Option Agreement and the Notice of Exercise all of which are attached hereto and incorporated herein in their entirety. This Option is granted in compliance with Nasdaq Listing Rule 5635(c)(4) as a material inducement to you entering into employment with the Company. Capitalized terms not explicitly defined herein but defined in the Plan or the Stock Option Agreement shall have the meanings set forth in the Plan or the Stock Option Agreement, as applicable.

Optionholder:
Date of Grant:
Vesting Commencement Date:
Number of Shares of Common Stock Subject to Option:
Exercise Price (Per Share):
Total Exercise Price:
Expiration Date:

Typeof Grant:	Nonstatutory Stock Option

VestingSchedule:	Subject to the Optionholder’s Continuous Service through each applicable vesting date, the Option will vest as follows: [•].

Optionholder Acknowledgements: By your signature below or by electronic acceptance or authentication in a form authorized by the Company, you understand and agree that:

•

The Option is governed by this Stock Option Grant Notice (the “Grant Notice”), the Notice of Exercise and the provisions of the Plan and the Stock Option Agreement, all of which are made a part of this document. Unless otherwise provided in the Plan, this Grant Notice and the Stock Option Agreement (together, the “Option Agreement”) may not be modified, amended or revised except in a writing signed by you and a duly authorized officer of the Company.

•

You consent to receive this Grant Notice, the Stock Option Agreement, the Notice of Exercise, the Plan, the document containing the Plan information specified in Section 10(a) of the Securities Act (the “Prospectus”) and any other Plan-related documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

•

You have read and are familiar with the provisions of the Plan, the Option Agreement, the Notice of Exercise and the Prospectus. In the event of any conflict between the provisions in this Grant Notice, the Stock Option Agreement, the Notice of Exercise, or the Prospectus and the terms of the Plan, the terms of the Plan shall control.

•

The Option Agreement sets forth the entire understanding between you and the Company regarding the acquisition of Common Stock and supersedes all prior oral and written agreements, promises and/or representations on that subject with the exception of: (i) other equity awards previously granted to you, (ii) any written employment agreement, offer letter, severance agreement, written severance plan or policy, or other written agreement between the Company and you in each case that specifies the terms that should govern this Option, and (iii) any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Law and any clawback policy that the Company otherwise adopts, to the extent applicable and permissible under Applicable Law.

•

Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

INOVIO PHARMACEUTICALS, INC.	OPTIONHOLDER:

By:

Signature	Signature

Name:
Title:
Date:	Date:

ATTACHMENTS: Stock Option Agreement, 2022 Inducement Plan, Notice of Exercise

INOVIO PHARMACEUTICALS, INC.

2022 INDUCEMENT PLAN

STOCK OPTION AGREEMENT

As reflected by your Stock Option Grant Notice (“Grant Notice”) Inovio Pharmaceuticals, Inc. (the “Company”) has granted you an option under its 2022 Inducement Plan (the “Plan”) to purchase a number of shares of Common Stock at the exercise price indicated in your Grant Notice (the “Option”). This Option is granted in compliance with Nasdaq Listing Rule 5635(c)(4) as a material inducement to you entering into employment with the Company. Capitalized terms not explicitly defined in this Agreement but defined in the Grant Notice or the Plan shall have the meanings set forth in the Grant Notice or Plan, as applicable. The terms of your Option as specified in the Grant Notice and this Stock Option Agreement constitute your Option Agreement.

The general terms and conditions applicable to your Option are as follows:

1. GOVERNING PLAN DOCUMENT. Your Option is subject to all the provisions of the Plan, including but not limited to the provisions in:

(a) Section 6 regarding the impact of a Capitalization Adjustment, dissolution, liquidation, or Corporate Transaction on your Option;

(b) Section 9(e) regarding the Company’s retained rights to terminate your Continuous Service notwithstanding the grant of the Option; and

(c) Section 8(c) regarding the tax consequences of your Option.

Your Option is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the Option Agreement and the provisions of the Plan, the provisions of the Plan shall control.

2. EXERCISE.

(a) You may generally exercise the vested portion of your Option for whole shares of Common Stock at any time during its term by delivery of payment of the exercise price and applicable withholding taxes and other required documentation to the Plan Administrator in accordance with the exercise procedures established by the Plan Administrator, which may include an electronic submission. Please review Sections 4(i), 4(j) and 7(b)(v) of the Plan, which may restrict or prohibit your ability to exercise your Option during certain periods.

(b) To the extent permitted by Applicable Law, you may pay your Option exercise price as follows:

(i) cash, check, bank draft or money order;

(ii) subject to Company and/or Committee consent at the time of exercise, pursuant to a “cashless exercise” program as further described in Section 4(c)(ii) of the Plan if at the time of exercise the Common Stock is publicly traded;

1.

(iii) subject to Company and/or Committee consent at the time of exercise, by delivery of previously owned shares of Common Stock as further described in Section 4(c)(iii) of the Plan; or

(iv) subject to Company and/or Committee consent at the time of exercise, by a “net exercise” arrangement as further described in Section 4(c)(iv) of the Plan.

3. TERM. You may not exercise your Option before the commencement of its term or after its term expires. The term of your option commences on the Date of Grant and expires upon the earliest of the following:

(a) immediately upon the termination of your Continuous Service for Cause;

(b) if you are an Employee, three months after the termination of your Continuous Service for any reason other than Cause, Disability or death;

(c) if you are a Non-Employee Director, 12 months after the termination of your Continuous Service for any reason other than Cause;

(d) 12 months after the termination of your Continuous Service due to your Disability;

(e) 12 months after your death if you die during your Continuous Service;

(f) immediately upon a Corporate Transaction if the Board has determined that the Option will terminate in connection with a Corporate Transaction,

(g) the Expiration Date indicated in your Grant Notice; or

(h) the day before the 10th anniversary of the Date of Grant.

Notwithstanding the foregoing, if you die during the period provided in Section 3(b), 3(c) or 3(d) above, the term of your Option shall not expire until the earlier of (i) twelve months after your death, (ii) upon any termination of the Option in connection with a Corporate Transaction, (iii) the Expiration Date indicated in your Grant Notice, or (iv) the day before the tenth anniversary of the Date of Grant. Additionally, if you have served as a Director of the Company continuously for at least five years prior to the effective date of the termination of your Continuous Service, the term of your option will expire on the Expiration Date indicated in your Grant Notice. Additionally, the Post-Termination Exercise Period of your Option may be extended as provided in Section 4(i) of the Plan.

4. WITHHOLDING OBLIGATIONS. As further provided in Section 8 of the Plan: (a) you may not exercise your Option unless the applicable tax withholding obligations are satisfied, and (b) at the time you exercise your Option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations, if any, which arise in connection with the exercise of your Option in accordance with the withholding procedures established by the Company. Accordingly, you may not be able to exercise your Option even though the Option is vested, and the Company shall have no obligation to issue shares of Common Stock subject to your Option, unless and until such obligations are satisfied. In the event that the amount of the Company’s withholding obligation in connection with your Option was greater than the amount actually withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.

2.

5. TRANSFERABILITY. Except as otherwise provided in Section 4(e) of the Plan, your Option is not transferable, except by will or by the applicable laws of descent and distribution, and is exercisable during your life only by you.

6. CORPORATE TRANSACTION. Your Option is subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on your behalf with respect to any escrow, indemnities and any contingent consideration.

7. NO LIABILITY FOR TAXES. As a condition to accepting the Option, you hereby (a) agree to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from the Option or other Company compensation and (b) acknowledge that you were advised to consult with your own personal tax, financial and other legal advisors regarding the tax consequences of the Option and have either done so or knowingly and voluntarily declined to do so. Additionally, you acknowledge that the Option is exempt from Section 409A only if the exercise price is at least equal to the “fair market value” of the Common Stock on the date of grant as determined by the Internal Revenue Service and there is no other impermissible deferral of compensation associated with the Option. Additionally, as a condition to accepting the Option, you agree not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates in the event that the Internal Revenue Service asserts that such exercise is less than the “fair market value” of the Common Stock on the date of grant as subsequently determined by the Internal Revenue Service.

8. SEVERABILITY. If any part of this Option Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Option Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Option Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid

9. OTHER DOCUMENTS. You hereby acknowledge receipt of or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Prospectus. In addition, you acknowledge receipt of the Company’s Trading Policy.

10. QUESTIONS. If you have questions regarding these or any other terms and conditions applicable to your Option, including a summary of the applicable federal income tax consequences please see the Prospectus.

3.

INOVIO PHARMACEUTICALS, INC.

2022 INDUCEMENT PLAN

NOTICE OF EXERCISE

Inovio Pharmaceuticals, Inc. 660 W. Germantown Pike, Suite 110
Plymouth Meeting, Pennsylvania 19462	Date of Exercise: _______________

This constitutes notice to Inovio Pharmaceuticals, Inc. (the “Company”) that I elect to purchase the below number of shares of Common Stock of the Company (the “Shares”) by exercising my Option for the price set forth below. Capitalized terms not explicitly defined in this Notice of Exercise but defined in the Grant Notice, Option Agreement or Inovio Pharmaceuticals, Inc. 2022 Inducement Plan (the “Plan”) shall have the meanings set forth in the Grant Notice, Option Agreement or Plan, as applicable. Use of certain payment methods is subject to Company and/or Committee consent and certain additional requirements set forth in the Option Agreement and the Plan.

Type of option:		Nonstatutory Stock Option

Date of Grant:

Number of Shares as to which Option is exercised:

Certificates to be issued in name of:

Total exercise price:	$	______________

Cash, check, bank draft or money order delivered herewith:	$	______________

Value of ________ Shares delivered herewith:	$	______________

Regulation T Program (cashless exercise)	$	_____________

Value of _______ Shares pursuant to net exercise:	$	_____________

1.

By this exercise, I agree (i) to provide such additional documents as you may require pursuant to the terms of the Plan, and (ii) to satisfy the tax withholding obligations, if any, relating to the exercise of this Option as set forth in the Option Agreement.

Very truly yours,

2.